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                     May 16, 2024

       Michael L. Hance
       Interim Chief Executive Officer
       Forward Air Corporation
       1915 Snapps Ferry Road, Building N
       Greeneville, TN 37745

                                                        Re: Forward Air
Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 12,
2024
                                                            File No. 000-22490

       Dear Michael L. Hance:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Flora Perez